New Perspective Fund, Inc.
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$473,466
Class B	$9,568
Class C	$7,783
Class F	$10,162
Total	$500,979
Class 529-A	$5,876
Class 529-B	$461
Class 529-C	$738
Class 529-E	$289
Class 529-F	$80
Class R-1	$149
Class R-2	$2,470
Class R-3	$7,513
Class R-4	$7,234
Class R-5	$24,389
Total	$49,199

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3960
Class B	$0.1855
Class C	$0.1833
Class F	$0.3849
Class 529-A	$0.3865
Class 529-B	$0.1610
Class 529-C	$0.1748
Class 529-E	$0.3069
Class 529-F	$0.4134
Class R-1	$0.2338
Class R-2	$0.2039
Class R-3	$0.3202
Class R-4	$0.4000
Class R-5	$0.4672

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,284,448
Class B	55,517
Class C	47,495
Class F	28,649
Total	1,416,109
Class 529-A	17,485
Class 529-B	3,176
Class 529-C	4,803
Class 529-E	1,062
Class 529-F	259
Class R-1	785
Class R-2	13,880
Class R-3	26,846
Class R-4	20,463
Class R-5	59,553
Total	148,312

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$30.28
Class B	$29.81
Class C	$29.66
Class F	$30.20
Class 529-A	$30.15
Class 529-B	$29.80
Class 529-C	$29.79
Class 529-E	$29.98
Class 529-F	$30.13
Class R-1	$29.71
Class R-2	$29.75
Class R-3	$29.95
Class R-4	$30.11
Class R-5	$30.30